                                 EXHIBIT 12
                        CYPRUS AMAX MINERALS COMPANY
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
          RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                         STOCK DIVIDEND REQUIREMENTS
                               (in thousands)

                                      Three months                       Year ended December 31,
                                     ended March 31,    ------------------------------------------------------
                                           1994            1993       1992       1991       1990       1989
                                     ---------------    ---------- ---------- ---------- ---------- ----------
Income (Loss) before Discontinued
  Operations and Cumulative Effect
  of Accounting Changes                       18,611      100,169   (245,972)     42,744    111,031    234,828
Income Tax Provision (Benefit)                 5,215       30,739    (82,742)     10,868     13,445     92,413
                                     ---------------    ---------- ---------- ---------- ---------- ----------
                                              23,826      130,908   (328,714)     53,612    124,476    327,241

Fixed Charges
  Interest                                    26,532       41,610     19,774      22,412     19,710     12,454
  Interest Portion of Rental
    Expense                                    4,602       12,569     11,628      10,368      8,155      7,683
                                     ---------------    ---------- ---------- ---------- ---------- ----------
     Total Fixed Charges                      31,134       54,179     31,402      32,780     27,865     20,137

Preferred Stock Dividend
  Requirements                                 5,975        3,020     14,779      18,494     16,530     20,548
                                     ---------------    ---------- ---------- ---------- ---------- ----------

Combined Fixed Charges and
 Preferred Stock Dividend
 Requirements                                 37,109       57,199     46,181      51,274     44,395     40,685
                                     ===============    ========== ========== ========== ========== ==========

Earning (Loss) Before Income Taxes
 and Fixed Charges                            53,893      177,525   (300,396)     80,983    152,341    347,378
                                     ===============    ========== ========== ========== ========== ==========
Ratio of Earnings to Fixed Charges               1.7          3.3         (1)        2.5        5.5       17.3
                                     ===============    ========== ========== ========== ========== ==========
Ratio of Earnings to Combined
 Fixed Charges and Preferred
 Stock Dividend Requirements                     1.5          3.1         (2)        1.6        3.4        8.5
                                     ===============    ========== ========== ========== ========== ==========

(1) Earnings for the year ended December 31, 1992, were inadequate to cover fixed charges by $331,798,000.

(2) Earnings for the year ended December 31, 1992, were inadequate to cover combined fixed charges and preferred stock dividend requirements by $346,577,000.